Exhibit 3.69

McCONNELL DOWELL INVESTMENTS (USA), INC.

CERTIFICATE OF AMENDMENT OF

ARTICLES OF INCORPORATION

McConnell Dowell Investments (USA), Inc., a corporation organized under the laws of the State of Nevada, by its Vice President and Secretary does hereby certify:

1.             That on August 18, 1992, upon waiver of notice of all the stockholders entitled to vote on the proposed amendment to the Articles, a special meeting of the stockholders of the corporation was held at Morrison Knudsen Plaza, Boise, Idaho, at which meeting the holder of all of the issued and outstanding shares of common stock of the corporation, representing at least a majority of the voting power, was present in person or represented by proxy; that the number of shares of the corporation outstanding and entitled to vote on the adoption of said amendment was 15,000,000, that -0- shares voted against said amendment, and that 15,000,000 shares, constituting at least a majority of the shares outstanding and entitled to vote thereon, voted in favor of such change and amendment, as follows:

“RESOLVED, that Article First of the Articles of Incorporation be amended to read as follows:

‘FIRST: The name of the corporation is and shall be

MORRISON KNUDSEN INVESTMENTS, INC.”‘

2.             That the Amended Articles shall in all respects take the place of the original Articles of Incorporation of this corporation and any and all amendments thereto.

IN WITNESS WHEREOF, the said McConnell Dowell Investments (USA), Inc., has caused this certificate to be signed by the Vice President and Secretary and its corporate seal hereto affixed this 31st day of August, 1992.

ATTEST:	McCONNELL DOWELL INVESTMENTS
(USA), INC.

/s/Stephen G. Hanks	By	/s/Gregg Crockett
Stephen G. Hanks		Gregg Crockett
Secretary		Vice President